Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312-255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REAFFIRMS THIRD QUARTER FY2010 GUIDANCE
AT THE UPPER END OF THE ANNOUNCED RANGE
Will Participate in Sidoti &Co, Deutsche Bank Securities Investor Conferences
CHICAGO, January 7, 2010—Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI), a premier global management and technology consulting firm, today reaffirmed its third quarter guidance provided on its second quarter earnings call on November 4, 2009. The Company expects its third quarter fiscal year 2010 net revenue and diluted earnings per share to be at the high end of the previously announced ranges of $43.5 million to $45.5 million and $0.07 to $0.08, respectively. Actual results for the third quarter and further details related to the Company’s outlook will be provided during the third quarter earnings call on February 4, 2010.
“Diamond continues to experience strong demand for its services as we begin the new calendar year. We are optimistic about the future and expect to see continued growth,” said Adam Gutstein, President and CEO of Diamond.
The Company also announced its participation in two upcoming investor conferences:
•	Sidoti & Co. 2010 Micro-Cap Conference in New York on Monday, January 11, 2010.
•	Deutsche Bank Securities 2010 Small & Mid-Cap Conference in Naples, Florida on Tuesday, February 9, 2010.
For more details and webcast information, please log on to the investor relations section of www.diamondconsultants.com.

Diamond Reaffirms Third Quarter FY2010 Guidance
About Diamond
Clients engage Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI) to help their companies grow, improve margins, and increase the productivity of their investments. Working together to design and execute business strategies that capitalize on changing market forces and technology, Diamond’s consultants are experts in helping clients attract and retain customers, increase the value of their information, and plan and execute projects that turn strategy into measurable results.
Diamond’s capabilities are rooted in deep strategy, technology, operations, and industry experience. The firm’s approach to client service is based on objectivity, collaboration, and an unwavering commitment to its clients’ best interests. Headquartered in Chicago, Diamond has offices in New York, Washington, D.C, Hartford, London, and Mumbai. To learn more, visit: www.diamondconsultants.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks, and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.

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